Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of July 22, 2019 (the “Effective Date”), is between the University of Massachusetts (“University”), a not-for-profit, public institution of higher education of the Commonwealth of Massachusetts, established by Chapter 75 of the Massachusetts General Laws, as represented by and solely on behalf of its Medical School (Worcester campus) and IVERIC bio, Inc. (“Company”), a Delaware corporation.

RECITALS

WHEREAS, University owns certain intellectual property rights which relate to gene therapies of the CEP290 gene for the treatment of Leber Congenital Amaurosis (LCA) type 10, as described in University's docket UMMS 17-04, entitled “Novel Gene Therapeutic Molecules for CEP290-LCA” and associated patent applications, as further described in Exhibit A;

WHEREAS, Company is engaged in business relating to the development and commercialization of products that use or incorporate University's intellectual property rights and has the capability of developing commercial applications of the intellectual property;

WHEREAS, Company desires to obtain an exclusive license to University's intellectual property rights, and University is willing to grant an exclusive license to its intellectual property rights under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and

WHEREAS, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

THEREFORE, University and Company agree as follows:

1.     Definitions.

1.1.    “Affiliate” means an entity that controls, is controlled by, or is under common control with a party to this Agreement. The term “control” as used in the preceding sentence means possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract, or otherwise.

1.2.    "Biological Materials" means tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit B, as well as tangible materials that are produced by or on behalf of Company, its Affiliates or Sublicensees through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances purified from a source material included in the original materials (such as, recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods).

1.3.    “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential, as further described in Article 7.

1.4.    “FDA” means the U.S. Food and Drug Administration or any successor agency.

1.5.    “Field” means the prevention, treatment, cure or control of any human indication, disease, disorder or condition relating to the CEP290 gene. Any commercial sale of research reagents covered by the Patent Rights is specifically excluded from the Field.

1.6.    “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act.

1.7.    “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims.

1.8.    "Licensed Know-How" means know-how owned or controlled by University as of the Effective Date, that (i) is not generally known, and (ii) is necessary or reasonably useful to research, develop, manufacture, use and/or sell the Licensed Product and/or to practice the Patent Rights or the Biological Materials.

1.9.    “Net Sales” means, the gross amount billed or invoiced on sales of Licensed Products by Company, its Affiliates and Sublicensees, less deductions actually taken or applied, as determined in accordance with, and as permitted by, U.S. generally accepted accounting principles as consistently applied across Company’s, its Affiliates’ and Sublicensees’ (as applicable) pharmaceutical products generally, including the following:
(a) customary trade quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken;
(b)    amounts repaid or credited by reason of rejection or return or because of chargebacks, rebates or retroactive price reductions;
(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company, its Affiliates or Sublicensees;
and (d) outbound transportation costs prepaid or allowed and costs of insurance in transit.
In any transfers of Licensed Products between any of Company and its Affiliates and Sublicensees, Net Sales are calculated based on the final sale of the Licensed Product to an independent third party. If Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales are calculated based on the fair market value of that consideration. If Company or any of its Affiliates or Sublicensees uses or disposes of a Licensed Product in the provision of a commercial service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product billed or invoiced by such entity to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by Company and University in good faith.

1.10.    “Patent Rights” means the United States and PCT patent applications listed or referred to in Exhibit A and patent applications covering invention disclosures listed or referred to in Exhibit A, if any, and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications or resulting from post-grant proceedings and any reissues, substitutions, reexaminations or extensions of the patents, and any foreign counterparts to any of the foregoing.

1.11.    “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.12.    “Sublicense Agreement” means any agreement in which Company grants, or promises to grant, rights to the Patent Rights, Biological Materials, or Licensed Know-How pursuant to Section 2.2, including by way of example but not limitation, sublicenses, options, rights of first refusal, rights of first negotiation, etc. For the avoidance of doubt, any agreement that confers or promises to confer rights under this Agreement, regardless of its name or title, shall be deemed to be a Sublicense Agreement. For clarity, distribution agreements and manufacturing agreements are considered Sublicense Agreements if the distributor or manufacturer entering into these agreements with the Company makes payments to the Company (other than payments for sales of Licensed Products) for obtaining distribution and manufacturing rights.

1.13.    “Sublicense Income” means any payments or other value that Company or any of its Affiliates receives from a Third Party Sublicensee in consideration of the Sublicense Agreement, including without limitation, upfront fees, option fees, license fees, equity, milestone payments, and license maintenance fees, etc., but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, (b) payments specifically committed to the further development or manufacture of Licensed Products and (c) royalties. [**].

1.14.    “Sublicensee” means any permitted sublicensee of the rights granted to Company under this Agreement, as further described in Section 2.2.
1.15.    “Third Party” means any entity or person other than University and its Affiliates, on the one hand, and Company and its Affiliates, on the other hand.
1.16.    “Valid Claim” means (a) a claim of an issued and unexpired patent covering the Patent Rights which has not been permanently revoked or held unenforceable or invalid by an un-appealable or un-appealed decision of a court or government agency of competent jurisdiction or (b) a claim of a pending patent application within the Patent Rights that has not been abandoned or finally disallowed without the possibility of appeal or refiling.

2.     Grant of Rights

2.1.    License Grant. University hereby grants to Company an exclusive, worldwide, royalty-bearing license in the Patent Rights and the Biological Materials and a non-exclusive license to the Licensed Know-How to make, have made, use, offer to sell, sell, have sold and import Licensed Products in the Field, including research for development of Licensed Products.

2.2.    Sublicenses. Company may grant sublicenses of its rights under Section 2.1. All Sublicense Agreements executed by Company pursuant to this Section 2.2 shall expressly bind the Sublicensee to the terms of this Agreement. Company shall promptly furnish University with a fully executed, un-redacted copy of any Sublicense Agreement.

2.3.    Retained Rights.

(a)    University. University retains the right to use the Patent Rights for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. University may license its retained rights under this Subsection 2.3(a) to non-commercial research collaborators of University faculty members, post-doctoral fellows, and students.

(b)    Federal Government. University informs Company and Company understands that the federal government has funded certain inventions claimed in the Patent Rights and therefore this Agreement and the grant of any rights in Patent Rights are subject to the federal law set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid, and the parties shall modify the term pursuant to Section 10.11.

3.     Company Obligations Relating to Development and Commercialization.

3.1.     Diligence Requirements. Company shall use diligent efforts or cause its Affiliates and Sublicensees to use diligent efforts to develop Licensed Products and to introduce Licensed Products into the commercial market. Following marketing approval, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Specifically, Company shall fulfill the following obligations:

(a)    Financing the Company. University acknowledges that Company is a public company. Company shall maintain adequate financial resources to fulfill its diligence obligations under this Agreement.

(b)    Development of Licensed Products.

(i)    On or before execution of this Agreement, Company shall furnish University with a written research and development plan under which Company intends as of the Effective Date to develop Licensed Products.

(ii)    Within [**] after the start of each calendar year, beginning with calendar year 2020, Company shall furnish University with a written report on progress during the prior year to develop and commercialize Licensed Products, including without limitation research and development, efforts to obtain regulatory approval, marketing, and sales figures. The Company shall also include in the report a discussion of its intended development and commercialization efforts for the current year.

(iii)     Within [**] after the Effective Date, Company, its Affiliate or Sublicensee shall have [**].

(iv)    Within [**] after the Effective Date, Company, its Affiliate or Sublicensee shall have [**].

(v)    Within [**] after the Effective Date, Company, its Affiliate or Sublicensee shall have [**].

(vi)     Within [**] after the Effective Date, Company, its Affiliate or Sublicensee shall have [**].

(vii)     Within [**] after [**], Company, its Affiliate or Sublicensee shall [**].

3.2.     Extensions of Diligence Obligations. If the Company requires an extension of any milestones or due dates set forth in Section 3.1(b)(iii)-(vii), Company shall inform University of such extension in writing at least [**] prior to the required due date, fully describing Company’s efforts to achieve the milestone to date, establishing the new due date, and describing Company’s plan to meet such new due date. Later-in-time milestone due dates shall automatically be deemed to have been extended by the same amount of time. However, if University reasonably objects to such extension within [**] after receipt of Company’s extension notice, the terms of such extension (including whether to grant such extension) shall be negotiated by the parties in good faith, unless Company sends to University documentation demonstrating that Company, its Affiliates and its Sublicensees have collectively spent the below amounts in respect of the Licensed Product whose milestones Company is seeking to extend, in which case University’s objection as to whether to grant an extension shall be deemed to have been overcome, and the parties shall agree on reasonable extension dates; however, Company may only use such justification for an extension [**] per milestone.

Timing of Extension Request	Amount Spent by Company, its Affiliates and Sublicensees for the relevant Licensed Product in the [**] Prior to Extension Request
[**]	[**]
[**]	[**]
[**]	[**]

If at any time University reasonably determines that Company has not fulfilled its obligations under Subsection 3.1(b), University shall furnish Company with written notice of the determination. Within [**] after receipt of the notice if Company is not entitled to an extension, Company shall either (a) fulfill the relevant obligation or (b) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University may, immediately upon written notice to Company, terminate this Agreement or convert the exclusive license into a non-exclusive license.

3.3.     Indemnification.

(a)     Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any Third Party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b)    Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any such claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

(c)    Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than [**] dollars ($[**]) for injuries to any one person arising out of a single occurrence and [**] dollars ($[**]) for injuries to all persons arising out of a single occurrence. Company shall provide University with written evidence of insurance or self-insurance; provided that Company shall increase the coverage for injuries to all persons to at least [**] dollars ($[**]), prior to commencing any clinical trials with a Licensed Product. Company shall purchase insurance for clinical trials covering the relevant geographies to take effect no later than the start of dosing in human patients. Company shall continue to maintain the insurance or self-insurance after the expiration or termination of this Agreement while Company, its Affiliate or Sublicensee continues to make, use, or sell a Licensed Product and thereafter for [**]; provided, that, if pursuant to Section 8.5, Company elects for any Sublicensee to survive as a direct licensee of University following early termination of this Agreement, such Sublicensee shall continue to be bound by the insurance obligations of this Section but only as an independent licensee of University and no longer as a Sublicensee of Company.

3.4.    Use of University Name. Except as permitted by Section 7.2, Company and its Affiliates and Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.

3.5.    Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Affiliates and Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

3.6.    Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all applicable local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

(a)    Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the FDA and any similar foreign governmental authorities in which Company or Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

(b)    Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals. Company hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.3) for the consequences of any violation.

(c)    If any invention claimed in the Patent Rights has been funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4.     Consideration for Grant of Rights.

4.1.     License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University on the Effective Date a license fee of four hundred thousand Dollars ($400,000). This license fee payment is nonrefundable and not creditable against any other payments due to University under this Agreement.

4.2.    Upfront Shares. In partial consideration of the rights granted Company under this Agreement, and on the basis of the representations, warranties and acknowledgments described in Section 10.1.2 of this Agreement, Company shall issue to University, promptly after the Effective Date, 75,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) (such shares, the “Upfront Shares”).

4.3.    License Maintenance Fee. During the term of this Agreement, on each anniversary of the Effective Date until the expiration of the Royalty Term, commencing on July 22, 2020, Company shall pay to University [**] Dollars ($[**]). This annual license maintenance fee is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.4.    Milestone Payments. Company shall pay University the following one-time (for all Licensed Products) milestone payments within [**] after the first occurrence of the applicable event for any Licensed Product:

	Clinical or Regulatory Milestone	Payment
A	[**]	75,000 shares of Company Common Stock
B	[**]	[**]
C	[**]	[**]
D	[**]	[**]
E	[**]	[**]
F	[**]	[**]
G	[**]	[**]

These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement. Company shall make all milestone payments that are achieved, in addition to any of milestones [**] if such milestone event has not been achieved prior to the achievement of a later milestone (and, for clarity, there shall be [**] with respect to milestones [**]). For example, if Company [**], the milestone payments for [**] are due upon achievement of the [**] milestone event. Also, as a further example, if Company [**], then upon [**] in [**] above, [**] milestone payments are due.

Additionally, with respect to the milestone set forth in A above, (a) the number of shares of Company Common Stock that will be issuable or issued upon the achievement of such milestone (such shares, if any, the “Milestone Shares” and, together with the Upfront Shares, the “Shares”), will be adjusted equitably by the Company in the manner determined by its board of directors in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, or other similar change in the capitalization of or event affecting the Company before issuance of such shares, including any distribution to holders of Company Common Stock other than ordinary cash dividends, and (b) in the event of a Reorganization Event occurring before achievement of the milestone and in which holders of Company Common Stock receive cash, securities or other property upon consummation of the Reorganization Event, the milestone payment obligation shall remain outstanding and upon achievement of the milestone, University shall receive a milestone payment in the same type as (e.g., cash, securities, or other property) and equal in amount to what such holders of Company Common Stock holding 75,000 shares of Company Common Stock immediately prior to consummation of such Reorganization Event would have received (and if holders of Company Common Stock were offered a choice of consideration or provided different kinds of consideration, then the type of consideration chosen by or given to the holders of a majority of the outstanding shares of Company Common Stock), less any applicable tax withholdings. For purposes of the foregoing, a “Reorganization Event” is: (i) any merger or consolidation of the Company with or into another entity as a result of which all Company Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any transfer or disposition of all Company Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, or (iii) any liquidation or dissolution of the Company. In connection with and as a condition to any payment of milestone A above, University agrees to deliver a certificate to Company (or its successor) substantially in the form of Exhibit C hereto. In the event of any payment of milestone A above made prior to any occurrence of a Reorganization Event, Company agrees to deliver a certificate to University substantially in the form of Exhibit D hereto. In the event of any payment of milestone A above made after any occurrence of a Reorganization Event, Company or its successor or acquirer agrees to deliver a certificate to University in which Company or such successor or acquirer certifies to the accuracy of representations and warranties set forth in Section 10.1.1 as modified appropriately for Company or such successor or acquirer and for the type of consideration to be paid for milestone A.

Commercial Milestone	Payment
First instance of calendar year worldwide Net Sales of $[**]	[**]
First instance of calendar year worldwide Net Sales of $[**]	[**]
First instance of calendar year worldwide Net Sales of $[**]	[**]
First instance of calendar year worldwide Net Sales of $[**]	[**]

By way of example, if Company achieves $[**] of calendar year worldwide Net Sales of a Licensed Product in Year 1; $[**] of calendar year worldwide Net Sales of a Licensed Product in Year 2; and $[**] of calendar year worldwide Net Sales of a Licensed Product in Year 3, then Licensee will owe [**] commercial milestones for Year 1; $[**] in commercial milestones for Year 2 and $[**] in commercial milestones for Year 3.

4.5.    Royalties. Company shall pay to University a royalty of [**] percent ([**]%) of Net Sales of each Licensed Product in each country where a Valid Claim covers the sale of such Licensed Product in such country. These royalties are payable, on a Licensed Product-by-Licensed Product and country-by-country basis, for the longer of: (i) so long there remains any Valid Claim covering the sale of such Licensed Product in such country; or (ii) ten (10) years from the first commercial sale of such Licensed Product in such country (the “Royalty Term”); provided, however that any royalties that are due under this Agreement during the Royalty Term but after the expiration of the Patent Rights shall be a deferred royalty for the period from the Effective Date until start of the Royalty Period during which no royalty shall have otherwise been due.

4.6.    Minimum Royalty. During the term of this Agreement, within [**] after the beginning of each calendar year following receipt of FDA marketing approval for any Licensed Product and until the expiration of the Royalty Term, Company shall pay to University a minimum royalty of [**] Dollars ($[**]). Company may credit the minimum royalty paid under this Section 4.6 against actual royalties due and payable for the same calendar year. Waiver of any minimum royalty payment by University is not a waiver of any subsequent minimum royalty payment. If Company fails to make any required minimum royalty payment within the [**] period, that failure is a material breach of its obligations under this Agreement, and University may terminate this Agreement in accordance with Section 8.3 (subject to Company’s cure right set forth therein).

4.7.    Sublicense Income. Company shall pay University the following percentages of all Sublicense Income:

(a)[**] percent ([**]%) for Sublicense Agreements that are executed by Company from the Effective Date and prior to [**];

(b)[**] percent ([**]%) for Sublicense Agreements that are executed by Company from and after [**];

(c)    [**] percent ([**]%) for Sublicense Agreements that are executed by Company from and after [**]; and

(d)    [**] percent ([**]%) for Sublicense Agreements that are executed by Company from and after [**].

Sublicense Income is due within [**] after Company receives the relevant payment from the Third Party Sublicensee.

4.8.    Priority Review Voucher. If Company is awarded a priority review voucher by the FDA or other U.S. governmental agency based on a regulatory approval of a Licensed Product (a “Voucher”) and Company or any of its Affiliates realizes any Net Profit (as defined below) from the sale to a Third Party of any such Voucher, then Company shall pay to University an amount equal to [**] percent ([**]%) of all such Net Profit. If such a Voucher is not sold by Company or any of its Affiliates, but instead is used by Company or any of its Affiliates for the benefit of any product outside the Agreement that is not a Licensed Product, then, (a) at the time of receipt of marketing approval from the FDA of the product to which such Voucher was applied, Company shall pay to University an amount equal to [**] percent ([**]%) of the fair market value of such Voucher, and (b) after the first instance of the Company (and its Affiliates and (sub)licensees) achieving worldwide net sales for such approved product of $[**] or greater in any calendar year, Company shall pay to University an amount equal to [**] percent ([**]%) of the fair market value of such Voucher. In each such case, the fair market value shall be agreed by the parties based on recent sales of comparable vouchers, as of the occurrence of the event in (a). As used herein, the term “Net Profits” shall mean (i) the aggregate sale price received by Company and its Affiliates from a sale of the Voucher to a Third Party, including all monies, cash equivalents and the fair market value of other consideration, less (ii) all reasonable out-of-pocket expenses incurred by Company and its Affiliates directly related to marketing and selling the Voucher, including legal fees, financial advisor fees and third party broker or finder fees paid to Third Parties.

5.     Royalty Reports; Payments; Records.

5.1.    First Sale. Company shall report to University the date of first commercial sale of each Licensed Product within [**] after occurrence in each country.

5.2.    Reports and Payments.

(a)    Within [**] after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

(i)     the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company, its Affiliates and Sublicensees in the provision of services in each country;

(ii)     the gross sales price for each Licensed Product by Company, its Affiliates and Sublicensees during the applicable Royalty Period in each country;

(iii)     calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(iv)     total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(v)     Sublicense Income due to University for the applicable Royalty Period from each Sublicensee.

(b)    Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period. If no royalties are due to University for any Royalty Period, the report shall so state.

5.3.    Payments in United States Dollars. Company shall make all payments in United States dollars. Company shall convert foreign currency to United States dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Royalty Period. Company may not deduct exchange, collection, or other charges.

5.4.    Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction within the [**] payment deadline described in Section 5.2. Company shall pay any amounts due University through whatever lawful methods University reasonably designates. However, if University fails to designate a payment method within [**]

after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.

5.5.    Records. Company shall maintain and shall cause its Affiliates and Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to Licensed Products with sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least [**] after the conclusion of that Royalty Period, during which time University may, at its expense, cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant may not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [**] after the accountant delivers the results of the audit. If any audit performed under this Section 5.5 reveals an underpayment in excess of [**] percent ([**]%) in any Royalty Period, Company shall bear the full cost of the audit. University may exercise its rights under this Section 5.5 only [**] and only with reasonable prior notice to Company.

5.6.    Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement, unless such payments are being disputed in good faith, shall bear interest at [**]% per month (or if such rate exceeds the maximum rate permitted by law, then at the maximum rate permitted by law), calculated on the number of days that payment is delinquent.

5.7.    Method of Payment. All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below in Section 10.10 or as otherwise instructed by the University from time to time. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

5.8.    Withholding and Similar Taxes. Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University. Therefore, all amounts owed to University under this Agreement are net amounts and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges.

6.     Patents and Infringement.

6.1.    Responsibility for Patent Rights.

(a)    University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the strategy for prosecution of the Patent Rights (for example, whether to prosecute certain patents or patent applications, and/or in certain countries) and as to preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office (USPTO) or any foreign patent office, and shall furnish Company with copies of relevant documents reasonably in advance of consultation. University shall give due consideration to any comments of Company or its patent counsel on strategy for prosecution of the Patent Rights, any patent filings for the Patent Rights and any responses to correspondence from or actions of the USPTO or any foreign patent office relating to the Patent Rights.

(b)    If University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with reasonable prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.

6.2.    Cooperation. Each party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3.    Payment of Expenses.

(a)    Within [**] after University invoices Company, Company shall reimburse University for all previously unreimbursed expenses incurred as of the Effective Date in connection with obtaining the Patent Rights.

(b)    Within [**] after University invoices Company, Company shall reimburse University for all patent-related expenses that have not been paid under Subsection 6.3(a) and that are incurred by University pursuant to Section 6.1. Company may elect, upon [**] written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights in those one or more countries.

6.4.    Infringement.

(a)    Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights, including any proceedings instituted by a Third Party seeking a declaratory judgment that any of the Patent Rights are unenforceable or invalid or not infringed by such Third Party, or any post-grant or inter partes review proceedings with similar effect.

(b)    Company Right to Prosecute. As long as Company remains the exclusive licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition (each, a “Settlement”) of any infringement action under this Subsection 6.4(b), without the prior written consent of University, which consent may not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection 6.4(b) shall be distributed as follows: (i) first, each party shall be reimbursed for any expenses incurred in the action; and (ii) second, as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer, which amount the University shall receive, and as to the remainder of ordinary damages, if any, the parties shall share equally, and as to special, treble or punitive damages, the parties shall share equally in any award.

(c)    University as Indispensable Party. University shall permit any action under Subsection 6.4(b) to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.

(d)    University Right to Prosecute. If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to University. If University takes action under this Subsection 6.4(d), University shall keep Company reasonably informed of material actions taken by University with respect to the infringement or declaratory action, provided that, University may not enter into any Settlement of such infringement or declaratory judgment action if such Settlement would create a financial obligation for or admission of liability by Company, without the prior written consent of Company, which consent may not be unreasonably withheld or delayed.

(e)    Cooperation. Both parties shall cooperate fully in any action under this Section 6.4. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing assistance.

7.    Confidential Information; Publications; Publicity.

7.1. Confidential Information.

(a)    Designation. The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). The Disclosing party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver the notice to the Receiving Party within [**] of the date of disclosure. The notice shall summarize the Confidential Information that was disclosed and reference the time and place of disclosure.

(b)    Obligations. For [**] after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its Affiliates, actual or potential Sublicensees, trustees or directors, officers, employees, contractors, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement, or with respect to any of the parties, to its actual or potential investors, collaborators, acquirers or financing sources who have a need to know the Confidential Information and who are subject to substantially similar obligations of confidentiality and non-use; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its Affiliates, Sublicensees, trustees or directors, officers, employees, contractors, consultants, and advisors, and in the case of Company, investors, collaborators, acquirers and financing sources, to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

(c)    Exceptions. The obligations of the Receiving Party under Subsection 7.1(b) do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

(d)    Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a Third Party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party subject, in the case of Licensed Know-How, to the license granted hereunder. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement. Notwithstanding the foregoing, Company may retain Licensed Know-How (and any copies and summaries of documents, materials, and other tangible manifestations thereof) subject to the license granted hereunder during the term of this Agreement and following expiration (but not early termination) of this Agreement.

7.2.    Publicity Restrictions. Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University.

The foregoing notwithstanding, Company may without the consent of University (a) disclose that information, including the terms of this Agreement, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least [**] (or a shorter period in order to enable Company to make a timely announcement to fulfill applicable securities laws or other applicable law or regulation, while affording University the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text, and (b) identify University as needed to convey that this Agreement and the licenses hereunder exist.

8.     Term and Termination.

8.1.    Term. This Agreement commences on the Effective Date and remains in effect until the expiration of the Royalty Term (see Section 4.5) unless earlier terminated in accordance with the provisions of this Agreement. Upon the expiration of the Royalty Term, the licenses granted to Company hereunder shall automatically become perpetual, royalty-free, fully paid up and irrevocable.

8.2.    Voluntary Termination by Company. Company may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to University; provided, however that if Company elects to terminate this Agreement during the Royalty Term, Company agrees that it shall lose all rights hereunder to make, use, sell, have made, have used or have sold Licensed Products.

8.3.    Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach.  Notwithstanding the foregoing, if Company commits a breach of its payment obligations under this Agreement and fails to cure the breach within the applicable cure periods as specified under subparts (a), (b) or (c) of this Section 8.3, which cure periods begin upon delivery of notice of breach by University to Company, University may terminate this Agreement upon written notice to Company: (a) [**] following the first notice of payment breach, (b) [**] following the second notice of a payment breach, (c) [**] following the third notice of a payment breach, and (d) immediately upon receipt of the fourth or subsequent notice of a payment breach, for which no cure period will be available.  In addition, following the third notice of an uncured payment breach, any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without any cure period. For avoidance of doubt, with respect to any purported payment obligation that is disputed by Company in good faith, Company’s non-payment with respect to such purported payment obligation shall not be considered a breach.

8.4.    Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, act of terrorism or riot, provided that the nonperforming party uses commercially reasonable efforts to remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5.    Effect of Termination. The following provisions survive the termination of this Agreement: Articles 1 and 9; Sections 3.3., 3.4., 3.6(b)., 5.2. (obligation to provide final report and payment), 5.3., 5.4., 5.5., 5.6., 5.7., 5.8., 6.3. (but only for patent-related expenses incurred until date of termination), 7.1., 7.2., 8.5., 10.7., 10.8., 10.9. and 10.10. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, (b) Company pays University the applicable royalty and Sublicense Income on sales of Licensed Products in accordance with the terms of this Agreement, and (c) Company and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within [**] after the effective date of termination. Furthermore, upon any early termination of this Agreement, Company shall have the right to elect that any then-existing Sublicense Agreements survive as direct licenses from University (so long as the applicable Sublicensees are not in breach of any material obligation under this Agreement and its Sublicense Agreement) and University will accept any such survival elected by Company, provided however such Sublicense Agreement is modified to reflect University’s status as a tax exempt agency of the Commonwealth of Massachusetts (e.g., state law, indemnification). Each surviving Sublicense Agreement will remain in full force and effect with University as the licensor instead of Company, but the duties and obligations of University under the surviving Sublicense Agreement will not be greater than those of the University under this Agreement and the rights of University under the Sublicense Agreement will not be less than its rights under this Agreement.

9.     Dispute Resolution.

9.1.    Procedures Mandatory. The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article. These procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

9.2.    Dispute Resolution Procedures.

(a)    Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within [**] after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within [**] after the Notice Date and attempt to negotiate a settlement.

(b)    Mediation. If the matter remains unresolved within [**] after the Notice Date, or if the senior executives fail to meet within [**] after the Notice Date, either party may initiate mediation upon written notice to the other party, and both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes. Specific provisions of this Subsection 9.2(b) override inconsistent provisions of the CPR Model Procedure. The parties shall select the mediator from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within [**] after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within [**] after the Notice Date.

(c)    Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation within [**] of the Notice Date, each party may, subject to Section 10.9, pursue any other remedies legally available to resolve the dispute. However, THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL in any legal proceeding under this Subsection 9.2(c).

9.3.     Preservation of Rights Pending Resolution.

(a)    Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)    Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)    Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10.     Representations and Warranties; Miscellaneous.

10.1.    IP Representations and Warranties. University represents that (a) its employees have assigned to University their entire right, title, and interest in the Patent Rights and Biological Materials, and that it has authority to grant the rights and licenses set forth in this Agreement, (b) every person who may be involved in the development of the Patent Rights and Biological Materials has signed the University Participation Agreement, which assigns to University all rights in the Patent Rights and commercial rights in the Biological Materials, (c) to its knowledge, for any federal government-funded inventions claimed by the Patent Rights, University has made all notifications required under the Patent and Trademark Law Amendments Act of 1980 (Public Law 96-518; 35 U.S.C. 200-212), including any amendments thereto and all regulations promulgated thereunder, and (d) it has not granted any rights in the Patent Rights, Biological Materials or Licensed Know-How to any Third Party or University Affiliate that is inconsistent with the grant of rights in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a Third Party, and (iii) that any Third Party is not currently infringing or will not infringe the Patent Rights.

10.1.1     Company’s Representations and Warranties. Company hereby represents to University as forth below.

(a)    Organization and Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its businesses as now conducted. Company is qualified or licensed to do business as a foreign corporation in all jurisdictions where such qualification or licensing is required, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect upon Company.

(b)     Corporate Power and Authority; Valid and Binding Agreement. Company has all requisite power and authority to enter into this Agreement and to issue the Shares. This Agreement is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights or (ii) laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(c)    Valid Issuance. The Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be free of any liens or encumbrances caused or created by Company, other than, in each case, restrictions imposed by this Agreement and applicable securities laws.
(d)    Offering. Subject to the truth and accuracy of University’s representations set forth in Section 10.1.2 of this Agreement, the issuance of the Shares as contemplated by this Agreement is in compliance with applicable federal securities laws.

10.1.2    University’s Representations and Warranties. University hereby represents to Company as forth below.

(a)    Organization and Standing. University is a not-for-profit, public institution of higher education duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority to carry on its businesses as now conducted.

(b)    Power and Authority; Valid and Binding Agreement. University has all requisite power and authority to enter into this Agreement and to acquire the Shares. This Agreement is a valid and binding obligation of

University enforceable against University in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights or (ii) laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(c)    Not an Underwriter. University acknowledges that the Shares to be issued hereunder shall be received by University for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. University can bear the economic risk of holding the Shares indefinitely and a total loss with respect to such investment.

(d)    Disclosure of Information. University has received or has had full access to all the information from Company and its management that University considers necessary or appropriate for deciding whether to consummate an investment in the Shares. University further represents that it has had an opportunity to ask questions and receive answers from Company regarding Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

(e)     Status. University is a public institution of higher learning and agency of the Commonwealth of Massachusetts established under the Massachusetts General Laws Part 1, Title XII, Chapter 75 § 1 and is a tax exempt state agency under the doctrine of intergovernmental tax immunity and has total assets in excess of $5,000,000. University has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of owning the Shares.

(f)    No “Bad Actor” Disqualification. University has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act of 1933, as amended.

(g)    Securities Laws. University represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect. University acknowledges that it is responsible for making any securities filings imposed on it under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, on account of its and its Affiliates’ ownership of securities of the Company and any transactions with respect thereto.

(h)    Restricted Securities; Legends. University understands that the Shares, when issued, shall be “restricted securities” under the federal securities laws, and, as such, any certificates representing the Shares shall bear the following legends:

(A)    “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and
(B)    any legend required by applicable state securities laws.
10.1.3. Removal of Legends. The parties hereby acknowledge and agree as follows:

(a)    Certificates evidencing the Shares shall not contain the legend set forth in Section 10.1.2(h)(A): (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) following any sale, distribution or other disposition of such Shares pursuant to Rule 144 or (iii) if such Shares are eligible for sale, distribution or disposition under Rule 144, without the requirement for Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions under Rule 144.

(b)    Company agrees that at such time as any legend set forth in Section 10.1.2(i) is no longer required under this Section 10.1.3, Company will, no later than [**] following the delivery by University to

Company or notice by University to Company of delivery by University to the transfer agent for the Shares of a certificate representing Shares issued with such legend (together with any legal opinion required by the transfer agent), deliver or cause to be delivered to University a certificate representing such Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in Company’s stock records.
10.2.    Compliance with Law and Policies. Company agrees to comply with applicable law and the applicable policies of University in the area of technology transfer of which the Company is aware and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur. The University policies currently in effect at the Worcester campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities at https://umassmed.edu/bridge/Inventors/forms-policies-and-agreements/, each of which are accessible to the Company at https://www.umassmed.edu/ofa/governance-policies/coi/.

10.3.    Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.

10.4.    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.

10.5.    Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

10.6.    Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

10.7.    Assignment. University may not assign this Agreement or any rights or obligations hereunder to any Third Party without the prior written consent of the Company, which consent may not be unreasonably withheld or delayed. University may without consent of the Company assign this Agreement and the rights and obligations hereunder to an Affiliate of University. Furthermore, University may not assign all or substantially all of the Patent Rights, Biological Materials or Licensed Know-How licensed hereunder without assigning this Agreement to the same assignee. Company may freely assign this Agreement and the rights and obligations hereunder, provided that in no event shall the Company (or any successor), without the prior written consent of University, delegate all or substantially all of its obligations hereunder to an entity without assigning all or substantially all of its rights hereunder to the same entity.

10.8.    Amendment and Waiver. The parties may only amend, supplement, or otherwise modify this Agreement through a written instrument signed by both parties. The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

10.9.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. The parties may only bring legal action that arises out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.

10.10.    Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:                If to Company:

Office of Technology Management        IVERIC bio, Inc.
University of Massachusetts            One Penn Plaza, Suite 3520
55 Lake Avenue North, S4-110            New York, NY 10119
Worcester, MA 01655-0002            Attention: Legal Department
Attention: Executive Director

With a copy to (which shall not constitute
notice):
WilmerHale LLP
60 State Street
Boston, MA 02109
Attn: Steven D. Barrett, Esq.

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 10.10.

10.11.    Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [**] after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

10.12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter. However, any sponsored research agreement and/or material transfer agreement entered into between the parties relating to the subject matter hereof shall remain in full force and effect in accordance with their respective terms.

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The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS        IVERIC BIO, INC.

By:/s/ James P. McNamara                By:_/s/ Glenn P. Sblendorio__________

Name:    James P. McNamara, Ph.D.,            Name:    Glenn P. Sblendorio
Title:    Executive Director,                Title:    CEO & President
Office of Technology Management